EXECUTIVE CONSULTING AGREEMENT

This Executive Consulting Agreement (this “Agreement”) is entered into effective as of December 31, 2026 (the “Effective Date”) by and between Joseph M. Hogan, an individual (“Consultant”), and Align Technology, Inc., a Delaware corporation (“Align” or the “Company”).

WHEREAS, Consultant has served as the Company’s President and Chief Executive Officer and retired as the Company’s Chief Executive Officer (principal executive officer) effective December 31, 2026;

WHEREAS, the Company wishes to engage Consultant, and Consultant wishes to be engaged, as an independent strategic advisor and consultant on the terms set forth below; and

WHEREAS, the parties intend that Consultant’s outstanding equity awards, indemnification rights and advancement rights with respect to his service as an officer and/or director, and existing confidentiality and restrictive-covenant obligations continue in effect in accordance with their respective terms.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Engagement and Services.

(a) Engagement. The Company engages Consultant, and Consultant accepts engagement, as an independent consultant to provide the strategic advisory services described on Schedule A (the “Services”), as reasonably requested by the Company’s Board of Directors (the “Board”) and/or the Chief Executive Officer (the “CEO”) and as mutually agreed.
(b) Manner of Performance. Consultant shall determine the method, means, manner, timing, and location of performing the Services, subject to reasonable coordination with the Company. Consultant shall perform the Services in a professional manner consistent with his experience and shall comply with those Company policies and the Company’s Global Code of Conduct that are generally applicable to the Company’s consultants. The Company does not retain the right to direct or control the day-to-day details of how Consultant performs the Services.
(c) Availability. Consultant shall make himself reasonably available to provide the Services upon reasonable advance notice. The parties do not contemplate that Consultant will maintain fixed hours or a fixed schedule.
(d) Capacity; No Authority to Bind. Consultant acts solely in an advisory and consulting capacity. Consultant shall not hold himself out as an officer, employee, or agent of the Company, shall not have day-to-day management responsibility, and shall have no authority to assume or create any obligation on behalf of, or otherwise bind, the Company, except to the extent expressly authorized by the Company in writing for a specific matter.
(e) No Conflicting Obligations. Consultant represents and warrants that his execution and performance of this Agreement and the Services do not and will not violate or conflict with any agreement or other obligation binding on Consultant, including any obligation relating to the confidential or proprietary information of any third party.
(f) Competitive Activities; Conflicts of Interest. Consultant acknowledges his continuing obligations under the Align Protection Agreement he executed with the Company on March 22, 2023 (“Protection Agreement”). Consultant further agrees that during the Term (defined below) of this Agreement and for a period of one year thereafter, Consultant shall not, without the prior written consent of the Board, directly or indirectly: (i) provide services, whether as an employee, consultant, advisor or otherwise, to any person or entity that develops, manufactures, markets or sells products or services that directly compete with the Company’s principal products or services (a “Competitive Business”); or (ii) serve as a member of the board of directors or similar governing body of a Competitive Business. Consultant shall promptly disclose to the Board any proposed engagement or position that could reasonably be expected to implicate this Section. Nothing in this Section shall be construed to restrict Consultant from engaging in any lawful profession, trade or business following expiration or termination of this Agreement.

2. Term; Renewal.

(a) Initial Term. The term begins on the Effective Date and, unless earlier terminated under Section 9, continues through December 31, 2027 (the “Initial Term”).
(b) Renewal. This Agreement does not renew automatically. The Board (or a duly authorized committee of the Board) may, in its sole discretion, offer to renew this Agreement for one or more additional periods of no less than three (3) months (each, a “Renewal Term” and, together with the Initial Term, the “Term”) by delivering written notice to Consultant before expiration of the then-current Term; a Renewal Term becomes effective only upon Consultant’s written acceptance.

3. Consulting Fee; Expenses.

(a) Consulting Fee. As the sole consideration for the Services, the Company shall pay Consultant a consulting fee of $150,000 per twelve-month Term, payable in equal monthly installments of $12,500, in arrears.
(b) No Other Compensation or Benefits. Consultant acknowledges that, by virtue of this Agreement, Consultant is not eligible for and shall not participate in the Company’s annual bonus, Corporate Bonus Plan, any equity or incentive program (other than as provided by the Equity Documents under Section 4), paid time off, or any employee benefit or welfare plan.
(c) Expenses. The Company shall reimburse Consultant for reasonable and necessary business expenses actually incurred in performing the Services, in accordance with the Company’s expense policies applicable to consultants and subject to reasonable documentation. Expenses and travel shall be pre-approved by the Company and may not exceed $5,000 in any calendar month without the prior written consent of the Company’s Chairman of the Board of Directors and/or President and Chief Executive Officer. Reimbursements shall be paid monthly.

4. Existing Equity Awards. Consultant holds outstanding equity awards granted during his employment under the Align Technology, Inc. Amended and Restated 2005 Incentive Plan (and any predecessor or successor plan) ("Equity Awards"), together with the related notices of grant and award agreements and any other agreement, plan, or document to the extent it governs the terms of such awards or definitions incorporated therein by reference (collectively, the “Equity Documents”). Any continued vesting, settlement, and treatment of those awards, and all determinations regarding Consultant’s status as a “Service Provider,” shall be governed solely by, and shall occur only to the extent provided in, the Equity Documents. Nothing in this Agreement amends, modifies, restates, replaces, accelerates, expands, or supersedes any Equity Document, creates any right to any Equity Award, guarantees continued vesting, independently determines Service Provider status, or alters the treatment of any award upon a change of control or other event, all of which remain governed exclusively by the Equity Documents. During the period of Consultant’s continued provision of Services to the Company as a Service Provider (as defined in the Equity Documents), Align acknowledges and agrees that any acceleration of the Equity Awards pursuant to Consultant’s retirement shall be stayed pending Consultant’s conclusion of Services to the Company. For the avoidance of doubt, at such time as Consultant ceases to perform Services under this Agreement, the Equity Awards shall automatically acceleration in accordance with the applicable Equity Documents. In the event of any conflict between this Agreement and the Equity Documents with respect to any Equity Award, the Equity Documents govern. The Company makes no representation regarding the tax treatment or continued vesting of any Equity Award.

5. Independent Contractor Status; Taxes.

(a) Status. Consultant is an independent contractor. Nothing in this Agreement creates an employment, partnership, joint venture, or agency relationship between the parties.
(b) Independent Business. Consultant provides the Services in the course of an independent business, controls the manner and means by which the Services are performed, generally uses his own work space and equipment except for any Company resources the Company elects to make available for the Services, is not required to keep fixed hours, and is free to perform services for others, subject to his obligations under Sections 1(f) and 6.
(c) Taxes. Consultant is solely responsible for all federal, state, and local income, self-employment, and other taxes arising from the consulting fee and expense reimbursements. The Company will not withhold taxes and will report payments on IRS Form 1099 as required.

6. Confidentiality; Proprietary Information; Work Product.

(a) Continuing Obligations. Consultant reaffirms, and shall continue to comply with the Protection Agreement, and any other confidentiality, proprietary information, and invention assignment obligations he has to the Company (collectively, the “Proprietary Information Agreement(s)”), each of which remains in full force and applies to the Services.
(b) Confidential Information. Consultant shall hold in confidence and not use or disclose, except in performing the Services, all non-public information of the Company that he receives or accesses in connection with the Services (the “Confidential Information”), using at least reasonable care. This Section does not apply to information that is or becomes public other than through Consultant’s breach, or that Consultant is legally compelled to disclose (subject, where permitted, to prompt notice to the Company).
(c) Work Product. All deliverables, materials, inventions, and work product that Consultant creates in performing the Services (the “Work Product”) belong to the Company. Consultant assigns to the Company all right, title, and interest in the Work Product and will, at the Company’s expense, execute reasonable documents to perfect that assignment. This Section is in addition to, and does not limit, the Proprietary Information Agreements.
(d) Return of Property. Upon expiration or termination, or upon the Company’s request, Consultant shall return or destroy all Company property and Confidential Information in his possession, retaining no copies except as required by law.

7. Compliance. In performing the Services, Consultant shall comply with applicable laws and the Company's Global Code of Conduct, including anti-corruption laws (including the U.S. Foreign Corrupt Practices Act). Consultant acknowledges that the Company may disclose and report the existence of this Agreement and payments made under it as required by applicable law.

8. Indemnification; D&O. Nothing in this Agreement limits, modifies, or supersedes any right of Consultant to indemnification, advancement of expenses, or exculpation under the Company’s Certificate of Incorporation, Bylaws, any indemnification agreement between Consultant and the Company, or applicable law, in each case with respect to Consultant’s past or present service as a director and/or officer of the Company. Coverage of Consultant under any policy of directors’ and officers’ liability insurance is governed solely by, and subject to, the terms of the applicable policy. This Agreement creates no new indemnification rights and does not extend indemnification, advancement, or insurance to any act or omission of Consultant in his capacity as an independent consultant except to the extent, if any, otherwise provided under the foregoing documents or applicable law.

9. Termination.

(a) Means of Termination. This Agreement terminates on the earliest of: (i) the mutual written agreement of the parties; (ii) expiration of the then-current Term without renewal; and (iii) the Company’s termination for Cause, effective on written notice.
(b) Cause. “Cause” means: (i) Consultant’s material breach of this Agreement, including Section 1(f), or any Proprietary Information Agreement that, if curable, remains uncured 15 days after written notice; (ii) Consultant’s conviction of, or plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude; (iii) any act of fraud, embezzlement, misappropriation, or material dishonesty in connection with the Services or the Company; (iv) a material breach of the Company’s Global Code of Conduct; or (v) willful misconduct or gross negligence that causes, or is reasonably likely to cause, material harm to the Company’s reputation, business, or affairs.
(c) Effect of Termination. Upon termination, the Company shall pay Consultant any earned but unpaid consulting fee and any reimbursable expenses incurred through the termination date. Consultant’s outstanding Equity Awards shall be treated solely in accordance with the Equity Documents. Align acknowledges and agrees that the benefits of the retirement provisions set forth in such Equity Documents shall automatically take effect upon termination of this Agreement in accordance with the terms of such documents as if Consultant had retired on the date of such termination. Whether any termination or non-renewal of this Agreement results in a cessation of Consultant’s status as a “Service Provider” shall be determined solely under the Equity Documents. Sections 4, 5, 6, 7, 8, 9(c), and 10 survive termination, together with the Preserved Agreements, which are unaffected by termination of this Agreement.

10. Miscellaneous.

(a) Entire Agreement; Preservation. This Agreement is the entire agreement of the parties regarding the consulting relationship and supersedes all prior or contemporaneous agreements regarding that subject matter. This Agreement does not supersede, modify, or limit, and expressly preserves, each of the following (the “Preserved Agreements”): (i) the Equity Documents; (ii) any indemnification agreement and the indemnification, advancement, and exculpation provisions of the Company’s Certificate of Incorporation and Bylaws, and any D&O insurance; (iii) the Proprietary Information Agreements and any other restrictive-covenant agreement between Consultant and the Company; (iv) any separation, resignation, or transition arrangement between Consultant and the Company; and (v) any other agreement expressly intended to survive the termination of Consultant’s employment. Each Preserved Agreement remains in full force in accordance with its terms.
(b) Governing Law. This Agreement is governed by the laws of the State of Arizona, without regard to conflict-of-law principles.
(c) Assignment. This Agreement is personal to Consultant and may not be assigned by Consultant. The Company may assign this Agreement to a successor to all or substantially all of the Company’s business or assets.

(d) Notices. Notices must be in writing and delivered to the Company at its principal offices, Attention: Chief Legal Officer, and to Consultant at Consultant’s address of record with the Company.
(e) Amendment; Waiver; Severability; Counterparts. This Agreement may be amended or waived only in a writing signed by both parties (for the Company, by a duly authorized officer other than Consultant). If any provision is unenforceable, the remainder stays in effect. This Agreement may be executed in counterparts and by electronic signature.

[signature page follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

ALIGN TECHNOLOGY, INC. By: /s/ Jaime Richardson Name: Jaime Richardson Title: Executive Vice President, Global Human Resources	CONSULTANT /s/ Joseph M. Hogan Joseph M. Hogan

SCHEDULE A
CONSULTING SERVICES
Consultant shall provide strategic advisory services concerning strategic matters of importance to the Board and/or the CEO, including matters relating to the Company’s technology and operations, strategic customer and supplier relationships, industry and competitive developments, litigation, personnel and succession planning, governance and investor relations, and transition matters and institutional knowledge.
The nature, priority, and timing of specific Services will be determined by mutual agreement with the Board and/or CEO, and the Services do not entail day-to-day management responsibility. The Services may include participating, at the Company’s request, in meetings, calls, and presentations, including travel as reasonably requested from time to time.